Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Grow Solutions Holdings, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated July 23, 2015, with respect to the financial statements of Grow Solutions Holdings, Inc. in its Form 8-KA.

/s/ KLJ & Associates, LLP

Edina, Minnesota

July 23, 2015